FOR IMMEDIATE RELEASE

ENERJEX ANNOUNCES FORMATION OF GENERAL PARTNERSHIP TO DRILL UP TO 150 NEW WELLS

San Antonio, Texas (December 19, 2011) – EnerJex Resources, Inc. (OTCMarkets:ENRJ) (“EnerJex” or the “Company”), a domestic onshore oil company, announced today that it has formed a general partnership named “Rantoul Partners” in order to develop the Company’s Rantoul Project assets located in Eastern Kansas.

EnerJex contributed its existing Rantoul Project assets to the partnership at an agreed upon value of $15 million, and two investors are scheduled to contribute a total of $5 million, which would enable the partnership to drill approximately 150 new wells. Management expects the additional wells funded by this transaction to more than double production from the Rantoul Project to in excess of 200 barrels of oil per day.

Upon closing of this transaction, the investors immediately funded $2.35 million in return for an 11.75% ownership interest in the partnership, and they are scheduled to fund an additional $2.65 million in multiple tranches over the next 14 months. EnerJex currently owns 88.25% of the partnership and will own 75% if the full $5 million is funded as scheduled.

Rantoul Partners was structured in a manner which is expected to provide the investors with certain tax benefits as well as the opportunity to participate in the future cash flow of the partnership's assets. At the end of 2010, EnerJex had a net operating loss carry forward of approximately $10 million, which has increased significantly during 2011 as a result of the Company’s aggressive capital expenditures program. Therefore, EnerJex does not expect to pay income taxes in the foreseeable future. As a result, EnerJex is in a position to make special tax allocations to investors under the general partnership structure, which meaningfully enhances the potential return from their investment. The Company is considering the formation of additional general partnerships to further the development of its assets in an accretive manner for shareholders.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “I would like to thank Texas Capital Bank and the investors for working with the Company to complete this transaction, which is expected to result in significantly higher net production, cash flow, and proved reserve value for EnerJex with no dilution to shareholders. The formation of Rantoul Partners is a creative solution that I truly believe is a win-win for both the Company and the partnership’s investors.”

4040 Broadway Street, Suite 305  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM

About EnerJex Resources, Inc.

EnerJex is a domestic onshore oil company with assets located in Eastern Kansas and South Texas. The Company’s primary business is to acquire, develop, explore and produce oil properties onshore in the United States. Additional information is available on the Company’s web site at www.enerjexresources.com.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex’s current expectations or forecasts of future events. The statements in this press release regarding the acquisition of operating assets and related agreements; any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of the above, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to: whether acquired properties will produce at levels consistent with that of other nearby properties and with management’s expectations; market conditions; the ability of EnerJex to obtain financing for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly purchased assets and any newly acquired employees; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; the application of complex tax rules to partnership allocation provisions; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the United States Securities and Exchange Commission and our Form 10-Q. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex’s production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

Brad Holmes, Investor Relations	Robert Watson, Jr. CEO
(713) 654-4009	(210) 451-5545
B_Holmes@att.net

4040 Broadway Street, Suite 305  |  San Antonio, TX 78209  |  P: 210.451.5545  |  F: 210.451.5546 | WWW.ENERJEXRESOURCES.COM